EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Deltic Timber Corporation:

We consent to the use of our report dated January 28, 2005, relating to the financial statements of Del-Tin Fiber L.L.C. as of January 1, 2005 and January 3, 2004, and for each of the fiscal years in the three-year period ended January 1, 2005, included herein.

/s/ KPMG LLP

KPMG LLP

Shreveport, Louisiana

March 9, 2005